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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Celebrate Express, Inc. on Form S-1 of our report dated July 14, 2004,
(October 1, 2004 as to effects of the restatement described in Note 11 and the subsequent events described in Note 8 and October 15, 2004 as to the effects of the reverse stock split described in Note 10) which report expresses an unqualified opinion and includes an explanatory paragraph relating to effects of the restatement described in Note 11, appearing in the Prospectus which is part of Registration Statement No. 333-117459 as amended on Form S-1 of Celebrate Express, Inc. We also consent to the reference to us under the heading "Experts" in Registration Statement No. 333-117459 as amended on Form S-1 of Celebrate Express, Inc.


/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
October 19, 2004